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                                   EXHIBIT 11


                        DEB SHOPS, INC. AND SUBSIDIARIES


                COMPUTATION OF PRIMARY EARNINGS PER COMMON SHARE



                                                Three Months Ended April 30
                                           ----------------------------------
                                                1997                 1996
                                                ----                 ----
PRIMARY

  Average shares outstanding                 12,844,680           12,844,680

  Net effect of dilutive stock
  options and restricted incentive
  stock based on the treasury stock
  method using average market price                   0                    0
                                           ------------         ------------

                                             12,844,680           12,844,680
                                           ============         ============


Net (Loss) Income                          ($ 1,529,624)        ($ 1,939,020)

Preferred dividend paid                          13,800               13,800
                                           ------------         ------------
                                           ($ 1,543,424)        ($ 1,952,820)
                                           ============         ============


Per common share amount                    ($       .12)        ($       .15)
                                           ============         ============